Exhibit 11

                           Thermo Electron Corporation
                        Computation of Earnings per Share


                                           1995           1994           1993
                                   ------------    -----------    -----------
   Computation of Fully Diluted
   Earnings per Share:

   Income:
     Income per primary
     computation                   $139,582,000   $104,711,000   $ 76,868,000

     Add: Convertible debt
          interest, net of tax       15,561,000     15,934,000     10,273,000
                                   ------------   ------------   ------------

     Income applicable to common
     stock assuming full
     dilution (a)                  $155,143,000   $120,645,000   $ 87,141,000
                                   ------------   ------------   ------------

   Shares:
     Weighted average shares
     outstanding                    126,626,183    116,500,455    104,202,743

     Add: Shares issuable from
          assumed conversion of
          convertible debentures     30,023,096     33,553,283     25,326,828

          Shares issuable from
          assumed exercise of
          options (as determined
          by the application of the
          treasury stock method)      2,596,257      1,175,319      1,088,365
                                   ------------   ------------   ------------

     Weighted average shares
     outstanding, as
     adjusted (b)                   159,245,536    151,229,057    130,617,936
                                   ------------   ------------   ------------

   Fully Diluted Earnings Per
   Share (a) / (b)                 $        .97   $        .80   $        .67
                                   ============   ============   ============